Exhibit 99.9


XL CAPITAL ASSURANCE INC.

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
FOR THE SIX MONTH PERIODS ENDED
JUNE 30, 2002 AND 2001

XL CAPITAL ASSURANCE INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
AS AT JUNE 30, 2002 AND DECEMBER 31, 2001
(UNAUDITED)
(U.S. DOLLARS IN THOUSANDS)
--------------------------------------------------------------------------------

ASSETS:                                                          2002             2001
                                                              ---------       ---------
Investments:
Fixed maturities available for sale, at fair value
(amortized cost: 2002 - $106,991; 2001 - $76,940)             $ 109,419       $  78,586
Short-term investments, at fair value, which
approximates cost                                                21,015          38,681
                                                              -------------------------
            Total investments available for sale                130,434         117,267

Cash and cash equivalents                                        72,818          39,204
Premiums receivable                                               1,821           1,070
Accrued investment income                                         1,546             897
Reinsurance balances recoverable on unpaid losses                 5,627           1,786
Prepaid reinsurance premium                                     110,332          41,727
Current Federal income tax recoverable                            1,651           1,651
Deferred Federal income tax asset                                 5,205           3,495
Intangible assets - acquired licenses                            11,529          11,529
Other assets                                                        484             922
                                                              -------------------------
            TOTAL ASSETS                                      $ 341,447       $ 219,548
                                                              =========================

LIABILITIES AND SHAREHOLDER'S EQUITY

LIABILITIES:
  Deferred premium revenue                                    $ 120,516       $  44,933
  Unpaid losses and loss adjustment expenses                      6,027           1,846
  Deferred ceding commission, net                                 9,147           1,118
  Reinsurance premiums payable                                   50,567          17,648
  Payable for securities purchased                                1,557          12,974
  Accounts payable and accrued expenses                           5,021           3,767
  Intercompany payable to affiliates                              5,828          11,309
                                                              -------------------------
            TOTAL LIABILITIES                                 $ 198,663       $  93,595
                                                              -------------------------

SHAREHOLDER'S EQUITY:
  Common stock (par value $7,500 for June 30, 2002
   and December 31, 2001, 2,000
   shares authorized, issued and
   outstanding for June 30, 2002 and  December 31, 2001)      $  15,000       $  15,000
  Additional paid-in capital                                    139,154         119,154
  Accumulated other comprehensive income (Net of deferred
  Federal income taxes of: 2002 - $869; 2001 - $592)              1,558           1,054
  Accumulated deficit                                           (12,928)         (9,255)
                                                              -------------------------
            TOTAL SHAREHOLDER'S EQUITY                        $ 142,784       $ 125,953
                                                              -------------------------
            TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY        $ 341,447       $ 219,548
                                                              =========================




            See notes to condensed consolidated financial statements.

XL CAPITAL ASSURANCE INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
FOR THE THREE AND SIX MONTH PERIODS ENDED JUNE 30, 2002 AND 2001
(UNAUDITED)
(U.S. DOLLARS IN THOUSANDS)
--------------------------------------------------------------------------------

                                                      THREE MONTHS ENDED        SIX MONTHS ENDED
                                                            JUNE 30,                 JUNE 30,

                                                       2002        2001        2002         2001
                                                     -------     -------     --------     -------
REVENUES
  Net premiums earned                                $   676     $    50     $  1,362     $    60
  Net investment income                                1,317       1,880        2,916       2,821
  Net realized gains                                     344          21          580         467
                                                     --------------------------------------------
                      Total revenue                  $ 2,337     $ 1,951     $  4,858     $ 3,348
                                                     --------------------------------------------

EXPENSES
  Losses and loss adjustment expenses                $   169     $    12     $    341     $    15
  Operating expenses                                   4,071       2,836       10,177       9,218
                                                     --------------------------------------------
                     Total expenses                  $ 4,240     $ 2,848     $ 10,518     $ 9,233
                                                     --------------------------------------------
 Loss before Federal income tax (benefit) expense    $(1,903)    $  (897)    $ (5,660)    $(5,885)
                                                     --------------------------------------------
   Current Federal income tax benefit                $    --     $(2,060)    $     --     $(2,060)
   Deferred Federal income tax (benefit) expense        (750)      2,232       (1,987)        688
                                                     --------------------------------------------
        Total tax (benefit) expense                  $  (750)    $   172     $ (1,987)    $(1,372)
                                                     --------------------------------------------
NET LOSS                                             $(1,153)    $(1,069)    $ (3,673)    $(4,513)
                                                     ============================================
  Other comprehensive income (loss)                    1,060        (287)         504        (165)
                                                     --------------------------------------------
COMPREHENSIVE LOSS                                   $   (93)    $(1,356)    $ (3,169)    $(4,678)
                                                     ============================================




            See notes to condensed consolidated financial statements.

XL CAPITAL ASSURANCE INC.
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDER'S EQUITY
FOR THE SIX MONTH PERIOD ENDED JUNE 30, 2002 AND THE YEAR ENDED DECEMBER 31, 2001
(UNAUDITED)
(U.S. DOLLARS IN THOUSANDS)
-----------------------------------------------------------------------------------------------------
                                                                           JUNE 30,      DECEMBER 31,
                                                                             2002            2001
                                                                          ---------       ---------
COMMON SHARES
  Number of shares, beginning of year                                         2,000           2,500
  Shell acquisition - retirement of XL Capital Assurance Inc. shares             --          (2,500)
  Shell acquisition - issue new XL Capital Assurance Inc. shares                 --           2,000
                                                                          -------------------------
              Number of shares, end of period                                 2,000           2,000
                                                                          =========================

COMMON STOCK
  Balance - beginning of year                                             $  15,000       $  15,000
                                                                          -------------------------
              Balance-end of period                                       $  15,000       $  15,000
                                                                          =========================

ADDITIONAL PAID-IN CAPITAL
  Balance - beginning of year                                             $ 119,154       $  70,000
  Contribution of The London Assurance of America Inc.                           --          24,154
  Capital contribution                                                       20,000          25,000
                                                                          -------------------------
              Balance-end of period                                       $ 139,154       $ 119,154
                                                                          =========================

ACCUMULATED OTHER COMPREHENSIVE INCOME
  Balance - beginning of year                                             $   1,054       $     951
  Net change in unrealized appreciation of investments, net of
    deferred Federal tax expense of $227 in 2002 and $80 in 2001                504             103
                                                                          -------------------------
              Balance-end of period                                       $   1,558       $   1,054
                                                                          =========================

ACCUMULATED DEFICIT
  Balance - beginning of year                                             $  (9,255)      $  (3,067)
  Net loss                                                                   (3,673)         (6,188)
                                                                          -------------------------
              Balance-end of period                                       $ (12,928)      $  (9,255)
                                                                          =========================

TOTAL SHAREHOLDER'S EQUITY                                                $ 142,784       $ 125,953
                                                                          =========================




            See notes to condensed consolidated financial statements.

XL CAPITAL ASSURANCE INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE SIX MONTH PERIODS ENDED JUNE 30, 2002 AND 2001
(UNAUDITED)
(U.S. DOLLARS IN THOUSANDS)
--------------------------------------------------------------------------------

                                                                              JUNE 30,        JUNE 30,
                                                                                2002           2001
                                                                             ---------       --------
CASH PROVIDED BY OPERATING ACTIVITIES:
  Net loss                                                                   $  (3,673)      $ (4,513)
Adjustments to reconcile net loss to net cash provided by (used
   in) operating activities
     Net realized gains on sale of investments                                    (580)          (467)
     Amortization of  premium on bonds                                             245             73
     Amortization of fair value of acquired licenses                                --             97
     Increase in unpaid losses and loss adjustment expenses, net                   341             15
     Increase in deferred premium revenue, net                                   6,978            797
     Increase (decrease) in deferred commission revenue, net                     8,029         (1,018)
     Increase in reinsurance premiums payable                                   32,919          4,665
     Increase in premiums receivable                                              (751)          (409)
     Increase in accrued investment income                                        (649)           (16)
     Increase in current Federal income tax recoverable                             --         (2,206)
     (Increase) decrease in deferred Federal income tax asset                   (1,987)           688
     Increase in accounts payable and accrued expenses                           1,254          1,336
     Decrease in intercompany payable to affiliates                             (5,481)           (22)
     Other                                                                         444           (769)
                                                                             ------------------------
             Total adjustments                                                  40,762          2,764
                                                                             ------------------------
  Net cash provided by (used in) operating activities                           37,089         (1,749)
                                                                             ------------------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sale of fixed maturities and short term investments             20,196         20,475
  Proceeds from maturity of fixed maturities and short term investments        110,297         37,099
  Purchase of fixed maturities and short term investments                     (142,551)       (56,987)
  Payable for securities purchased                                             (11,417)            --
                                                                             ------------------------
Net cash (used in) provided by investing activities                            (23,475)           587
                                                                             ------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Cash of contributed company                                                       --         11,279
  Capital contribution                                                          20,000             --
                                                                             ------------------------
Net cash provided by financing activities                                       20,000         11,279
                                                                             ------------------------
INCREASE IN CASH AND CASH EQUIVALENTS                                           33,614         10,117
CASH AND CASH EQUIVALENTS-BEGINNING OF YEAR                                     39,204          5,004
                                                                             ------------------------
CASH AND CASH EQUIVALENTS-END OF PERIOD                                      $  72,818       $ 15,121
                                                                             ========================
TAXES PAID                                                                   $      --       $    143
                                                                             ========================




            See notes to condensed consolidated financial statements.

XL CAPITAL ASSURANCE INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2002 AND 2001
(UNAUDITED)
--------------------------------------------------------------------------------


1. ORGANIZATION AND OWNERSHIP

XL Capital Assurance Inc. ("the Company") is a wholly owned subsidiary of XL Reinsurance America Inc. ("XL RE AM"), formerly known as NAC Reinsurance Corporation, which is an indirect wholly owned subsidiary of X.L. America, Inc ("XLA"). XLA is an indirect wholly owned subsidiary of XL Insurance (Bermuda) Ltd ("XL Insurance"). XL Insurance is an indirect wholly owned subsidiary of XL Capital Ltd. ("XL Capital"), a holding company incorporated in the Cayman Islands. XLA is XL Capital's U.S. holding company.

The Company is an insurance company domiciled in the State of New York. The Company is engaged in the business of providing credit enhancements primarily through the sale of financial guaranty insurance contracts on asset-backed structured finance, essential infrastructure project finance, future flows and public finance transactions. The Company issued its first insurance contract in December 2000.

On May 15, 2002, the Company received a $20,000,000 cash infusion from XLA, the parent company, as additional paid in capital. The funds were used to capitalize XL Capital Assurance (U.K.) Ltd, ("XLCA-UK"), a financial guaranty insurance company in the United Kingdom. XLCA-UK is a wholly owned subsidiary of the Company.


2. BASIS OF PRESENTATION

The accompanying condensed financial statements have been prepared by the Company and are unaudited. In the opinion of management, all adjustments, which include normal recurring adjustments considered necessary to present fairly the financial position, results of operations and cash flows at June 30, 2002 and for all periods presented, have been made.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted. These statements should be read in conjunction with the Company's December 31, 2001 financial statements and notes thereto. The accompanying condensed balance sheet as of December 31, 2001 was derived from audited financial statements, but does not include all disclosures required by accounting principles generally accepted in the United States of America. The results of operations for the periods ended June 30, 2002 and 2001 are not necessarily indicative of the operating results for the full year.


3. CREDIT DEFAULT SWAPS

The Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard (SFAS) No. 133, "Accounting for Derivative Instruments and
Hedging Activity", in June 1998. SFAS No. 133 establishes accounting and reporting standards for derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activity. It requires that an entity recognize all derivatives as either other assets or other liabilities in the balance sheet and measure those instruments at fair value. The Company adopted SFAS No. 133, as amended, as of January 1, 2001.

Credit Default Swaps meet the definition of a derivative under FAS 133. The Company has recorded these products at management's estimate of fair value. Credit Default Swaps are considered, in substance, financial guaranty contracts as the Company has the intent to hold them to maturity. Therefore, the change

XL CAPITAL ASSURANCE INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2002 AND 2001
(UNAUDITED)
--------------------------------------------------------------------------------


3. CREDIT DEFAULT SWAPS (CONTINUED)

in fair value is split between premiums, losses and loss adjustment expenses, and adjustments to fair value, which are reported in "net realized gains/(losses)". The level of fair value adjustments is dependent upon a number of factors including changes in interest rates, credit spreads and other market factors. The fair value adjustment for the period ended June 30, 2002 was a gain of $184,000, which was recorded as follows :

Earned premiums (net of ceded premiums of $4,021)                 $237
Losses and loss adjustment expenses (net of ceded
 losses of $1,005)                                                 (59)
Change in fair value of credit derivatives                           6
                                                                  ----
         Total fair value adjustment                              $184
                                                                  ====


4.   NEW ACCOUNTING PRONOUNCEMENTS

In June 2001, the FASB issued SFAS No. 141, "Business Combinations", which states that all business combinations are to be accounted for using one method - the purchase method. It requires that business combinations be accounted for the same way as asset acquisitions are accounted for, based on values exchanged. The adoption of SFAS No. 141 on July 1, 2001 had no impact on the Company's financial position or results of operations. The merger with The London Assurance of America, Inc. on February 22, 2001 had previously been accounted for using the purchase method of accounting.

In July 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets", which changes the accounting for goodwill and other intangible assets in business combinations from an amortization approach to an impairment-only approach. The adoption of SFAS No. 142 on January 1, 2002 resulted in the Company's discontinuation of amortization of its intangible asset. The Company tested its intangible asset for impairment under the new standard and determined that no adjustment to recorded balances was necessary. Amortization expense for the six and three month periods ended June 30, 2001 was $97,000 and $74,000, respectively. Amortization expense for the year ended December 31, 2001 was $244,000.

5. SPECIAL PURPOSE VEHICLES

The Company utilizes special purpose vehicles to a limited extent both directly and indirectly in the normal course of the Company's business. The Company provides financial guaranty insurance of structured transactions backed by pools of assets of specified types, municipal obligations supported by the issuers' ability to charge fees for specified services or projects, and corporate risk obligations including essential infrastructure projects and obligations backed by receivables from future sales of commodities and other specified services. The obligations related to these transactions are often securitized through off-balance sheet special purpose vehicles by the transferors. In synthetic transactions, the Company guarantees payment obligations of counterparties, including special purpose vehicles, through credit default swaps referencing asset portfolios. The Company only provides financial guaranty insurance of these special purpose vehicles for fixed premiums at market rates but does not hold any

XL CAPITAL ASSURANCE INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2002 AND 2001
(UNAUDITED)
--------------------------------------------------------------------------------


5. SPECIAL PURPOSE VEHICLES (CONTINUED)

equity positions or subordinated debt in these off-balance sheet arrangements. Accordingly, these special purpose vehicles are not consolidated.

On June 28, 2002, the FASB published an Exposure Draft relating to consolidation of special purpose vehicles. The public comment period ends on August 30, 2002. A finalized pronouncement containing accounting guidance and implementation dates is expected in the fourth quarter, 2002.


6. TAX SHARING AGREEMENT

The Company's Federal income tax return is consolidated with XLA and its subsidiaries. Under a tax sharing agreement with XLA, tax charges and refunds to the Company are based on a separate return basis. At June 30, 2002 and December 31, 2001 the Company had a current Federal income tax receivable of $1,651,000 from XLA. At June 30, 2002 and December 31, 2001 the Company had a deferred Federal income tax asset of $5,205,000 and $3,495,000, respectively. The Company believes that a valuation allowance is unnecessary in connection with the deferred tax asset.


7. FACULTATIVE QUOTA SHARE REINSURANCE TREATY

On  October  6,  1999,  the  Company  entered  into a  Facultative  Quota  Share
Reinsurance Treaty ("Treaty") with XL Financial Assurance Ltd. ("XLFA"), a Bermuda financial guaranty insurer, which is 86.8% owned by XL Insurance. The remaining 13.2% is owned by Financial Security Assurance Holdings Ltd., an unrelated company. The Treaty was amended and restated on June 22, 2001. Under the terms of this agreement, XLFA agrees to reinsure up to 90% of the Company's acceptable risks. The Company is allowed a 30% ceding commission on premiums written ceded under the terms of this agreement.

8. REINSURANCE

The effect of reinsurance on premiums written and earned for the six months ended June 30, 2002 and 2001 is shown below:

                                             Direct         Ceded           Net
                                            -------       --------        ------
Six months ended June 30, 2002
  Premium written                           $92,312       $(83,972)       $8,340
  Premium earned                             16,729        (15,367)        1,362

Six months ended June 30, 2001
  Premium written                           $ 9,402       $ (8,545)       $  857
  Premium earned                              1,431         (1,371)           60